Exhibit 10.25
SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between Murphy Oil USA, Inc. (referred to throughout this Agreement as “Employer”) and Charles Galagher Jeff (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.
1.Cessation of Employment.
This Agreement is made with reference to the fact that Employee’s employment with the Company will cease effective as of October 14, 2025 (the “Separation Date”).
Reference is made in this Agreement to Employee’s Offer Letter with the Company, dated February 14, 2024 (the “Offer Letter”).
2.Consideration/Indemnification for Tax Consequences and Liens.
(a) Employee shall be entitled to receive (i) any earned but unpaid base salary payments through the Separation Date, (ii) Employee’s awarded but unused paid time off through the Separation Date (in the aggregate amount of $62,500.00 relating to 200 hours of awarded but unused paid time off for Employee’s service prior to the Separation Date) and (iii) any vested benefits under any benefit programs in accordance with, and subject to, the terms and conditions of such programs. Payment of the amounts described in clauses (i) and (ii) above will be made, less applicable payroll and tax withholdings, within 20 business days following the effectiveness of this Agreement. The foregoing amounts shall be included on an IRS Form W-2 issued by Employer to Employee.
(b)By signing this Agreement, Employee acknowledges and agrees that Employee shall not be entitled to any accelerated (or prorated) vesting of any of his equity incentive awards outstanding under the Murphy USA, Inc. 2023 Omnibus Incentive Plan (the “Omnibus Plan”), and any unvested awards thereunder shall be forfeited and cancelled in their entirety for no consideration as of the Separation Date.
(c)Employee understands and agrees that Employer is providing Employee with no representations regarding tax obligations or consequences that may arise from this Agreement. Employee, for Employee and Employee’s dependents, successors, assigns, heirs, executors, and administrators (and Employee’s legal representatives of every kind), agrees to indemnify and hold the Releasees (as defined herein) harmless for the amount of any taxes, penalties, or interest that may be assessed by any governmental tax authority against any of the Releasees in connection with such governmental authority’s determination that Employer or any of the other Releasees was required to, but failed to, withhold or report the correct amount of income or employment taxes from the payments made to Employee or Employee’s Counsel pursuant to Paragraph 2(a) of this Agreement. Employee agrees that Employee shall indemnify the Releasees for the full amount of such liability within thirty (30) days after receipt of notice from Employer or any of the other Releasees of the assessment of such taxes, penalties, or interest.

3.No Consideration Absent Execution of this Agreement; No Further Payments.
Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2(a)(ii) above, except for Employee’s timely execution of this Agreement and the fulfillment of the promises contained herein.
Except as expressly set forth in Paragraph 2(a) above, Employee agrees and acknowledges that Employee is not entitled to any other payments or benefits from Employer under the Offer Letter, the Omnibus Plan or under any other plan, program, agreement or arrangement of Employer or any of its affiliates.
4.General Release, Claims Not Released and Related Provisions.
(a)General Release of All Claims. Employee and Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharge Employer, Employer’s past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and its and their partners, officers, directors, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as “Releasees”), jointly and severally, of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:
•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 (“ERISA”);
•The Internal Revenue Code of 1986;
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);
•Families First Coronavirus Response Act;
•The Pregnant Worker’s Fairness Act (“PWFA”)
•Arkansas Civil Rights Act - Ark. Code Ann. §16-123-101 et seq.;
•Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers' Compensation Claim - Ark. Code Ann. §11-9-107(a) et seq.;
•Arkansas Equal Pay Law - Ark. Code Ann. §11-4-601 et seq.;
•Arkansas Military Service Protection Act - Ark. Code Ann. §12-62-801 et seq.;
•Arkansas Breastfeeding Law - Ark. Code Ann. §11-5-116;
•Arkansas Genetic Information and Testing Law - Ark. Code Ann. §11-5-401 et seq.;

•Arkansas Wage Payment and Work Hour Laws;
•Arkansas Voting Leave Law - Ark. Code Ann. § 7-1-102;
•Arkansas Jury Duty Law - Ark. Code Ann. § 16-31-106;
•Arkansas Law on Leave for Public Service - Ark. Code Ann. §21-4-101;
•Arkansas Minimum Wage Act - Ark. Code Ann. § 11-4-201 et seq.;
•North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §143-422.1 et seq.;
•North Carolina Parental Leave Law for School Involvement, N.C. Gen. Stat. §95-28.3;
•North Carolina Lawful Use of Lawful Products Law, N.C. Gen. Stat. §95-28.2;
•North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. §168A-1 et seq.;
•North Carolina Communicable Disease Law, N.C. Gen. Stat. §130A, §130A-148(i);
•North Carolina Discrimination on the Basis of Sickle Cell Trait Law, N.C. Gen. Stat. §95-28.1;
•North Carolina Genetic Testing Law; N.C. Gen. Stat. §95-28.1A;
•North Carolina Retaliatory Employment Discrimination Law, N.C. Gen. Stat. §95-240 et seq.;
•North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq. and §95-25.14 et seq.;
•North Carolina Occupational Safety and Health Act, as amended;
•Any other North Carolina statute, law, rule, or regulation relating to labor and employment, including but not limited to, any claim for unpaid wages and/or penalties;
•any other federal, state or local law, rule, regulation, or ordinance;
•any public policy, contract, tort, or common law; or
•any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; or (iv) enforce this Agreement.
(c)Governmental Agencies. Nothing in this Agreement or any other agreement Employee may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, any federal agency responsible for workplace safety, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity; provided, however, that Employee hereby waives his right to recover monetary damages or other individual relief in any charge, investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or comparable state or local agency, or any related compliant or lawsuit filed by Employee or by anyone else on Employee’s behalf. Nothing contained in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to Employer. Employer may not retaliate against Employee for any of these activities, and nothing in this Agreement requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Employee from notifying Employer that you are going to make a report or disclosure to law enforcement.
(d)Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Employee and Employer acknowledge and agree that Employee will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
(e)Collective/Class Action Waiver and Jury Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party. Similarly, as to any such claim against any Releasee that is not otherwise released, Employee waives Employee’s right to a jury trial subject to applicable law.
5.Confidentiality. Subject to Paragraph 4(c) and (d) above:
(a) Employee confirms that prior to the execution of this Agreement, Employee has not revealed the substance or terms of the Agreement, or any underlying facts leading to this Agreement, to any third parties. Employee agrees not to disclose any such information, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local governmental agency. Employee agrees that in the event Employee discloses the terms of this Agreement to Employee’s spouse, tax advisor, or attorney, Employee will direct them not to reveal, disseminate by publication of any sort, or release in any manner or means this

Agreement (except as may be required by legal process) to any other person or to any member(s) of the public, or to any newspaper, magazine, radio station, television station or any future, current, or former employee, representative agent, customer, creditor, or competitor of Releasees without the express written consent of Releasees. If inquiries arise concerning this Agreement, Employee may only reply, “The matter has been resolved to everyone’s satisfaction: there was no victory on either side,” and shall make no other comment, except as required by law. Employee acknowledges that confidentiality is a material term of this Agreement. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful disclosures about alleged unlawful conduct.
(b)Employee hereby re-affirms and agrees to honor his obligations under the previously executed Confidentiality and Non-Solicitation Agreement with Employer.
(c)Without limiting the generality of the foregoing clauses (a) and (b), Employee agrees not to reveal the substance or terms of any confidential information gained during the course of Employee’s duties with Employer.
(d)Employer shall be entitled to recover from Employee its attorneys’ fees incurred in connection with any claim based upon a breach of Paragraphs 5(a) or 5(b) or Paragraph 7.
6.Acknowledgements and Affirmations.
(a)Subject to Paragraphs 4(c) and (d), Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. For the sake of clarity, nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(b)Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.
(c)Employee further affirms that Employee has no known workplace injuries or occupational diseases.
(d)Subject to Paragraphs 4(c) and (d), Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.
(e)Subject to Paragraphs 4(c) and (d), Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting or objecting to any such allegations internally to Employer.
(f)Employee shall not apply for, or accept, employment or other work engagement (including, for example, as an independent contractor or temporary worker) with Employer or any Releasee under any circumstances because of, among other things, irreconcilable differences with Employer. Employee agrees that, if Employee accepts employment or other work engagement with any Releasee in contravention of this Agreement, such Releasee may terminate Employee’s employment or work engagement immediately and Employee shall have no claim against such Releasee, in law or equity, related to such termination (to the fullest extent permitted by law).
(g)Employee affirms that all of Employer’s decisions regarding Employee's pay and benefits through the date of Employee’s Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
(h)Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.
7.Return of Property.
Except as provided otherwise in this Agreement (including pursuant to Paragraphs 4(c) and (d)) or by law, Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.
Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
8.Cooperation.
Subject to Paragraphs 4(c) and (d), Employee agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer and/or in regard to any litigation brought by or against Employer in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Employer. Employee shall provide any information reasonably requested by Employer to facilitate Employer’s preparation and filing of its annual proxy statement and periodic and other reports with the Securities and Exchange Commission (including, without limitation, providing Employer information regarding Employee’s beneficial ownership of equity securities of Employer and completing a directors’ and officer’s questionnaire). Employer shall pay Employee’s reasonable expenses in conjunction with Employee's undertakings in reference to this paragraph.
9.Limited Non-Solicitation of Customers and Employees. Employee agrees that Employer has a substantial, legitimate and continuing interest in the protection of its business relationships with others, including, without limitation, current and prospective employees, consultants, advisors, clients, customers, vendors, suppliers, partners or joint venturers and financing sources, and in the protection of such interest has invested substantial sums, time and effort and will continue to invest substantial sums, time and effort to develop, maintain and protect such interest. Employee further acknowledges that Employer would not have entered into this Agreement and General Release with Employee but for the agreements, restrictions and covenants made by Employee contained herein. Accordingly, Employee covenants and agrees as follows:
a.    Non-Solicitation of Customers/Clients Covenant. For a period of two (2) years following the Separation Date (hereinafter the “Noninterference Term”), Employee shall not directly or indirectly solicit, approach, assist, or attempt to solicit any other person to solicit any business (other than for Employer) from any present client or customer of Employer, including actively sought prospective clients and customers known to Employee which has the effect of causing such client or customer to withdraw, curtail or cancel their business dealings with Employer, or request or advise any present or future client or customer of Employer to withdraw, curtail or cancel their business dealings with Employer or any of its affiliates, or commit any other act or assist others to commit any other act that might injure Employer or its business.
b.    Non-Solicitation of Suppliers, Vendors and Consultants Covenant. Employee acknowledges that Employer has invested substantial time and resources in assembling a collection of suppliers, vendors, consultants and information sources that together provide Employer with a substantial advantage in the marketplace. Employee, therefore, agrees that during the Noninterference Term Employee shall not directly or indirectly solicit, obtain or do business with any of Employer’s suppliers, vendors, consultants whose identity became known to Employee as a result of Employee’s employment with Employer for purposes of assisting Employee in directly or indirectly providing products or services that are competitive with those provided by Employer, if such solicitation shall cause any such suppliers, vendors or consultants to withdraw, curtail or cancel their business dealing with Employer.
c.    Non-Recruiting Covenant. Employee agrees that Employer has invested substantial time and effort in assembling its present personnel. Accordingly, during the Noninterference Term, Employee shall not directly or indirectly: (i) solicit, recruit, induce, attempt to recruit or induce, or encourage any director, officer, manager, employee, or independent contractor of Employer or any director, officer, manager, employee, or independent contractor or any subsidiary or affiliate of Employer to leave their employment with Employer; or (ii) hire any such individual who has left the employment of Employer or any subsidiary or affiliate of Employer if such hiring is proposed to occur within the Noninterference Term.
10.Non-Disparagement.
Subject to Paragraphs 4(c) and (d), Employee agrees to refrain from making statements that are disparaging, demeaning or defamatory about Releasees, or Releasees’ customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means. Employee agrees that confidentiality is the documented preference of the Employee and is mutually beneficial to both Parties to this Agreement. Employee also agrees that the consideration in this Agreement includes bargained for consideration in exchange for the promise of confidentiality. This provision does not prohibit Employee from making truthful statements about the terms or conditions of Employee’s employment, or from exercising Employee’s rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations.
Employer agrees to refrain from making statements that are defamatory about Employee, including but not limited to in response to requests for a job reference from a prospective employer. Employer agrees that confidentiality is the documented preference of the Employee and is mutually beneficial to both Parties to this Agreement. Employer also agrees that the consideration in this Agreement includes bargained for consideration in exchange for the promise of confidentiality. If Employer is contacted by a possible future employer of Employee about a job reference, Employer will provide a neutral job reference disclosing only date of hire, date of separation, job title, and salary or other compensation information. With respect to this paragraph only, “Employer” shall mean only employees of Employer’s Human Resources department, to whom any inquiries regarding Employee should be directed.
11.Medicare Secondary Payer Rules.
Employee affirms that as of the date Employee signs this Agreement, Employee is not Medicare eligible (i.e., is not 65 years of age or older; is not suffering from end stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.). Nonetheless, if the Centers for Medicare & Medicaid Services (CMS) (this term includes any related agency representing Medicare’s interests, as well as any insurance carrier providing benefits under Medicare Part C or Part D) determines that Medicare has an interest in the payment to Employee under this agreement, Employee agrees to (i) indemnify, defend and hold Releasees harmless from any action by CMS relating to medical expenses of Employee, (ii) reasonably cooperate with Releasees upon request with respect to any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, if applicable, and any claim that the CMS may make and for which Employee is required to indemnify Releasees under this paragraph, and (iii) waive any and all future actions against Releasees for any private cause of action for damages pursuant to 42 U.S.C. Section 1395y(b)(3)(A).

12.Governing Law and Interpretation.
This Agreement shall be governed and conformed in accordance with the laws of Arkansas without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Should a court declare or find the general release in this Agreement to be unenforceable for any reason, Employee agrees to sign a replacement release in a form provided by Employer.
13.Non-admission of Wrongdoing.
The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
14.Amendment.
This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
15.Entire Agreement.
This Agreement (including all exhibits and appendices hereto) sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
16.Counterparts and Signatures.
This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail, or which is made electronically, will have the same effect as the original signature.

17.Mutual Negotiation.
This Agreement was the result of negotiations between the Parties. In the event of vagueness, ambiguity, or uncertainty, this Agreement shall not be construed against the Party preparing it. Instead, it shall be construed as if both Parties prepared it jointly.
18.Third Party Beneficiaries.
All Releasees are third party beneficiaries of this Agreement for purposes of the protections offered by this Agreement, and they shall be entitled to enforce the provisions of this Agreement applicable to any such Releasee as against Employee or any party acting on Employee’s behalf.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UNTIL 5:00 PM CST ON OCTOBER 16, 2025 TO CONSIDER THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

CHARLES GALAGHER JEFF		MURPHY OIL USA, INC.

By:	/s/ C Galagher Jeff	By:	/s/ Celeste Jackson
Celeste Jackson
Title: VP HR
Print Name:	C Galagher Jeff	Date:	10/16/2025

Date:	10/16/2025